Exhibit 5.1

[Letterhead of Smith Mackinnon, PA]

November 29, 2010

TIB Financial Corp.

599 9th Street, Suite 101

Naples, Florida 34102

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to TIB Financial Corp., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-1 on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus to be furnished to shareholders of the Company in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, no par value, of the Company (“Common Stock”). The Registration Statement covers up to 148,879,220 shares of Common Stock (such number of shares to be reduced in accordance with the reverse stock split ratio upon the consummation of the reverse stock split the Company expects to effect prior to the completion of the prospectus contained in the Registration Statement and the mailing thereof to shareholders of the Company) (the “Rights Shares”) that may be issued and sold by the Company upon exercise of the Rights. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction to be authentic, of such corporate and public records, certificates of officers of the Company and public officials, and other documents as we have deemed necessary or appropriate as a basis for the expression of the opinions set forth below. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or specimens, the conformity of the text of each document filed with the SEC to the actual documents reviewed by us and used by the Company, and the accuracy of the matters set forth in all documents we reviewed. We have also assumed that the Company has obtained all consents, permits and approvals required under laws and regulations applicable to the Company, other than those required under the laws and regulations of the State of Florida. We also have assumed for purposes of this opinion that the shareholders of the Company approve at the special meeting of Company shareholders to be held on December 1, 2010 an amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 5,000,000,000 shares and the filing by the Company of Articles of Amendment to its Restated Articles of Incorporation with the Florida Secretary of State providing for such amendment.

As to matters of fact relevant to our opinions, we have relied without investigation upon certificates and oral or written statements of officers of the Company and other information obtained from the Company. We have not undertaken any independent investigation to determine the existence or absence of the facts that are relevant to our opinions.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that:

1. The Rights have been duly authorized and, when issued in accordance with the terms of the Registration Statement, will be validly issued; and

2. The Rights Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the terms of the Rights and the Registration Statement while the Registration Statement continues in effect, will be validly issued, fully paid and non-assessable.

The opinions are limited to the laws of the State of Florida and we express no opinion as to the laws, orders or judgments of any other jurisdiction. Further, the opinions are based solely upon existing laws, rules and regulations as of the date hereof, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. The opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Rights, or the Rights Shares.

This opinion letter is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Smith Mackinnon, PA

By:	/s/ John P. Greeley
John P. Greeley